Exhibit 10.1

Execution Version

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179

May 16, 2012

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

Attention: Josh Hirsberg,

Senior Vice President, Chief Financial Officer and Treasurer

Project Florida

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliate, “Merrill Lynch” and, together with Bank of America, “BofAML”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and together with DBTCA and DBCI, collectively, “DB”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMS” and, together with JPMCB, “JPM” and, together with BofAML and DB, the “Commitment Parties”, “we” or “us”) that Boyd Gaming Corporation (“you” or “Boyd”) intends to acquire Peninsula Gaming, LLC, a Delaware limited liability company (the “Target Company”), through a newly created wholly-owned (directly or indirectly) unrestricted subsidiary of Boyd (“Acquisition Co.”). Boyd, Acquisition Co. and the Target Company are sometimes collectively referred to herein as the “Companies” and the acquisition of the Target Company is referred to herein as the “Acquisition”.

Financing Activities

Investment in Unrestricted Subsidiary: Incremental Commitment. You have advised us that in connection with, and prior to, the Acquisition, you intend to make an investment in Acquisition Co. on the terms and conditions specified on Annex A (the “Investment”) utilizing (a) incremental credit commitments of revolving loans (or, at the option of Bank of America and/or JPMCB only, term loans) of $150.0 million (the “Incremental Commitment”) to be extended on an incremental basis to the Initial Term Loan and/or Class A Revolving Commitments under and as defined in Boyd’s Second Amended and Restated Credit Agreement dated as of December 17, 2010 by and among Boyd, as borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (b) borrowings under existing unfunded Class A Revolving Commitments under the Credit Agreement. The

Investment will be used to finance the Acquisition and a portion of the costs and expenses related to the Transaction (as defined below). No financing other than (x) the financing of the Investment, (y) the financing provided by the Holdco Note (as defined in the Acquisition Agreement (as defined in Annex III hereto)) and (z) financing at the Target Company in connection with the Acquisition consisting of (A) a term loan, (B) a senior bridge facility and/or securities and (C) a working capital line of credit (which shall be provided by commercial banking institutions and other similar institutions) (the “Target Company Financing”) will be required in connection with the Acquisition.

Boyd Refinancing. Furthermore, you have advised us that prior to, concurrently with, or after the consummation of the Acquisition, you intend to refinance (the “Refinancing”) the indebtedness incurred in connection with the Investment (including, but not limited to, the pro rata repayment of all outstanding loans under the Incremental Commitment (the “Incremental Loans”)) from the issuance and sale of senior notes and/or senior subordinated notes, which may take the form of up to $300.0 million from either (i) gross proceeds from the issuance and sale by Boyd of senior unsecured notes and/or senior subordinated notes (the “Refinancing Notes”) or (ii) senior unsecured loans (the “Refinancing Loans” and, together with any Refinancing Exchange Notes as defined in Annex II hereto, the “Refinancing Facility”) with such terms and conditions as described in Annex II hereto.

Definitions. The Incremental Commitment and the Refinancing Facility are hereinafter collectively referred to as the “Facilities”. The Acquisition, the Incremental Commitment and the issuance and sale of the Refinancing Notes and/or the entering into and funding of the Refinancing Loans and all related transactions are hereinafter collectively referred to as the “Transaction.” The date the Investment is funded is referred to herein as the “Investment Funding Date.” The date of the consummation of the Acquisition is referred to herein as the “Acquisition Closing Date.” The date of the consummation of the Refinancing is referred to herein as the “Refinancing Closing Date.”

1. Commitments.

(a) Incremental Commitment.

(i) Each of Bank of America, DBTCA and JPMCB is pleased to advise you of its several and not joint commitment to provide $45 million, $60 million and $45 million, respectively, of the principal amount of the Incremental Commitment (in such capacity, the “Initial Incremental Lenders”), all upon and subject to the terms and conditions set forth in this letter and in Annexes I and I-A hereto (collectively, the “Incremental Commitment Summaries of Terms”); and

(ii) each of Merrill Lynch, DBSI and JPMS is also pleased to advise you of its willingness, and you hereby engage Merrill Lynch, DBSI and JPMS to act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Incremental Lead Arrangers”), and in connection therewith to form a syndicate of lenders for the Incremental Loans (collectively, the “Incremental Lenders”) reasonably acceptable to you, including Bank of America, DBTCA and JPMCB.

(b) Boyd Refinancing.

(i) Each of Bank of America, DBCI and JPMCB is pleased to advise you of its several and not joint commitment to provide 37.5%, 25% and 37.5%, respectively, of the principal amount of the Refinancing Facility (in such capacity, the “Initial Refinancing Lenders” and, together with the Initial Incremental Lenders, the “Initial Lenders”) and Bank of America’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Refinancing Administrative Agent” and, together with the Administrative Agent with respect to the Incremental Commitment (the “Incremental Administrative Agent”), the “Administrative Agents”) for the Refinancing Facility, all upon and subject to the terms and conditions set forth in this letter and in Annex III hereto (collectively, the “Refinancing Summaries of Terms” and, together with the Incremental Commitment Summaries of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”).

(ii) Each of Merrill Lynch, DBSI and JPMS is also pleased to advise you of its willingness, and you hereby engage Merrill Lynch, DBSI and JPMS act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Refinancing Lead Arrangers” and, together with the Incremental Lead Arrangers, the “Lead Arrangers”), and in connection therewith to form a syndicate of lenders for the Refinancing Loans (collectively, the “Refinancing Lenders” and, together with the Incremental Lenders, the “Lenders”) reasonably acceptable to you, including Bank of America, DBCI and JPMCB.

(c) Left Lead. It is understood and agreed that Merrill Lynch will have “lead left” placement on all marketing materials relating to the Incremental Commitment and will perform the duties and exercise the authority customarily performed and exercised by them in such role. It is understood and agreed that Merrill Lynch will have “lead left” placement on all marketing materials relating to the Refinancing Facility and/or Refinancing Notes and will perform the duties and exercise the authority customarily performed and exercised by them in such role.

(d) Conditions Precedent. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth herein and in the Summaries of Terms. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

2. Syndication. The Lead Arrangers in consultation with you intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below), and the commitment of the Commitment Parties hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Incremental Lenders and/or Refinancing Lenders, as the case may be. You agree to actively assist and to use your commercially reasonable efforts to cause the Target Company and its subsidiaries to actively assist the Lead Arrangers in achieving a syndication of each such Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide, and using your reasonable best efforts to cause the Target Company, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Target Company and your and its advisors, or on your or their behalf, relating to the Acquisition (including the Projections (as defined below)), (b) assisting in the preparation of an information memorandum no later than 20 business days prior to funding with respect to each of the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and the existing banking relationships of the Target Company, (d) your obtaining, promptly following the date hereof, monitored public corporate credit or family ratings of Boyd after giving effect to the Transaction and ratings of the Incremental Commitment, the Refinancing Facility and the Refinancing Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”) and (e) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your reasonable best efforts to make the officers and advisors of the Target Company, available from time to time to attend and make presentations regarding the business and prospects of the Companies, the Target Company and the Transaction at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, the Fee Letter or as otherwise agreed between you and us. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers. For the avoidance of doubt, this paragraph shall not be applicable with respect to financing at the Target Company (1) in connection with the Acquisition consisting of (A) a term loan, (B) a senior bridge facility and/or securities and (C) a working capital line of credit at the Target Company (which shall be provided by commercial banking institutions and other similar institutions) and (2) of certain furniture, fixture and equipment contemplated by the Acquisition Agreement with respect to Kansas Star Casino.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Projections, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives relating to Boyd and its subsidiaries in connection with any aspect of the Transaction (other than the Target Company and its subsidiaries) (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) all information, other than Projections, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders relating to the Target Company and its subsidiaries (including information made available by or on behalf of the Target Company or any of its representatives) (the “Target Information”) is and will be, to the best of your knowledge, complete and correct in all material respects and does not and will not, to the best of your knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (c) all financial projections concerning the Companies (other than the Target Company and its subsidiaries) that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (d) all financial projections concerning the Target Company and its subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of the Target Company or its representatives (the “Target Projections”) have been and will be, to the best of your knowledge, prepared in good faith based upon reasonable assumptions. You agree that if at any time prior to the Acquisition Closing Date and, if requested by us, for such period (not to exceed 90 days) thereafter as is necessary to complete the syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information, the Target Information, the Projections and the Target Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information, the Target Information, the Projections and the Target Projections so that such representations will be correct at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, in each case, exculpating the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information Materials by the recipients thereof. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. To the extent any Information Materials are not so marked “PUBLIC”, we are authorized by you treat such Information Materials as if they contained MNPI.

Notwithstanding the foregoing, you agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders regardless of whether marked “PUBLIC”, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the Lead Arrangers and the Administrative Agents under each Facility, and of any special gaming and local counsel to the Lenders retained by the Lead Arrangers, and due diligence expenses) incurred since July 1, 2011 in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Investment Funding Date, Refinancing Closing Date or Acquisition Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under any of the Facilities. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (b) the Facilities or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Target Company or your or its subsidiaries or affiliates or to your or its respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by breach of the Commitment Parties’ respective obligations hereunder to negotiate in good faith the Credit Documentation on the terms set forth in this Commitment Letter and the Fee Letter, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5. Conditions to Financing.

(a) The commitment of the Initial Incremental Lenders in respect of the Incremental Commitment and the undertaking of the Incremental Lead Arrangers to provide the services described herein with respect to the Incremental Commitment are subject to the satisfaction of the conditions set forth in Annex I and/or I-A hereto.

(b) The commitment of the Initial Refinancing Lenders in respect of the Refinancing Facility and the undertaking of the Refinancing Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions set forth in this Commitment Letter (including Annex III hereto, and each of the following conditions precedent in a manner acceptable to the Lead Arrangers: (A) the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with this Commitment Letter and the Fee Letter, customary for transactions of such type and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under the Facilities (the “Credit Documentation”); and (B) none of the Companies shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any equity or debt of the Companies (other than (x) the Facilities and the Notes, (y) the financing provided by the Holdco Note (which, for the avoidance of doubt, may be issued but not syndicated or marketed (or any discussions related thereto)) and (z) financing at the Target (1) in connection with the Acquisition consisting of (A) a term loan, (B) a senior bridge facility and/or securities, (C) a working capital line of credit (which shall be provided by commercial banking institutions and other similar institutions) and (2) of certain furniture, fixture and equipment contemplated by the Acquisition Agreement with respect to Kansas Star Casino), including any renewals or refinancings of any existing debt, without the prior written consent of the Lead Arrangers.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Target Company, the accuracy of which shall be a condition to the availability of the Refinancing Facility on the Refinancing Closing Date shall be (i) the representations made by or with respect to the Target Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to decline to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents required under laws, charter documents or material agreements (other than consents that have been obtained), solvency, absence of litigation with respect to the Facilities or the Notes, Federal Reserve margin regulations, the U.S.A. Patriot Act, the Investment Company Act, accuracy of financial statements, status of the Facilities as senior debt (to the extent applicable), the creation, validity, priority and perfection of the security interests granted in the intended collateral (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not provided on the Refinancing Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Refinancing Closing Date, but shall be required to be delivered after the Refinancing Closing Date pursuant to arrangements to be mutually agreed).

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to Boyd’s accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the respective boards of directors and advisors of the Target Company in connection with their consideration of the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof only to the extent permitted by law and other than in the case of ordinary course audits or examinations), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to the applicable rating agencies in connection with any rating of the Facilities and/or Notes or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of tranactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify the Companies that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Companies, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify the Companies in accordance with the U.S.A. Patriot Act.

Boyd agrees that the Lead Arrangers may place advertisements in financial and other newspapers and journals at the Lead Arrangers’ expense describing the Lead Arrangers’ involvement in and services rendered with respect to the Transaction subject to customary confidentiality and disclosure restrictions.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Incremental Commitment and funding thereof.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 5:00 p.m. (New York City time) on May 16, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you at or prior to that time. Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) December 31, 2012, (b) the termination of the Acquisition Agreement (as defined in Annex III hereto) and (c) with respect to the commitments and undertakings with respect to the Refinancing, the Refinancing without the use of the Refinancing Facility.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

Signature Page to Commitment Letter – Acquisition and Boyd Refinancing

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director

Signature Page to Commitment Letter – Acquisition and Boyd Refinancing

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad S. Hasan
Name: Mohammad S. Hasan
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Jack D. Smith
Name: Jack D. Smith
Title: Managing Director

Signature Page to Commitment Letter – Acquisition and Boyd Refinancing

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

BOYD GAMING CORPORATION

By:	/s/ Josh Hirsberg
Name: Josh Hirsberg
Title: SVP, CFO

Signature Page to Commitment Letter – Acquisition and Boyd Refinancing

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

INCREMENTAL REVOLVING COMMITMENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Boyd Gaming Corporation (the “Borrower”).

Guarantors:	As part of the Credit Agreement, the Incremental Revolving Commitment (as defined below) shall be guaranteed by each existing and future Guarantor under and as defined in the Credit Agreement.

Administrative Agent:	Bank of America, N.A. will act as sole and exclusive administrative agent (the “Incremental Administrative Agent”).

Documentation Agent:	JPMorgan Chase Bank, N.A. will act as sole and exclusive documentation agent (the “Documentation Agent”).

Syndication Agent:	Bank of America, N.A. will act as sole and exclusive syndication agent (the “Syndication Agent”).

Joint Arrangers and Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc. (“DBSI”) and J.P. Morgan Securities LLC (“JPMS”) will act as joint lead arrangers and joint bookrunning managers for the Incremental Revolving Commitment (in such capacity, the “Incremental Lead Arrangers”).

Incremental Lenders:	Bank of America, N.A., Deutsche Bank Trust Company Americas (“DBTCA”) and JPMorgan Chase Bank, N.A and other banks, financial institutions and institutional lenders selected by the Incremental Lead Arrangers and reasonably acceptable to the Borrower.

Incremental Revolving Commitment:	A revolving credit commitment, together with any term loan commitments, in an aggregate principal amount of up to $150.0 million, to be made available to the Borrower pursuant to Section 2.14 of the Credit Agreement (such revolving credit commitment, the “Incremental Revolving Commitment”).

Purpose:	The proceeds of the loans made pursuant to the Incremental Revolving Commitment (the “Incremental Revolving Loans”) shall be used solely (together with the proceeds of borrowings under the Incremental Term Loan Commitment (as defined in Annex I-A) and existing unfunded revolving commitments under the Credit Agreement) to (i) finance the Investment and (ii) pay fees and expenses incurred in connection with the Incremental Revolving Commitment, the Incremental Term Loan Commitment and the Acquisition.

Annex I-1

Interest Rates/Unused Fees:	The interest rates and commitment fees per annum applicable to the Incremental Revolving Commitment will be:

Level	Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Unused Fee
I	≤ 4.50x	2.50%	1.50%	0.25%
II	4.50x < x ≤ 5.00x	2.75%	1.75%	0.30%
III	5.00x < x ≤ 5.50x	3.00%	2.00%	0.35%
IV	5.50x < x ≤ 6.00x	3.25%	2.25%	0.40%
V	> 6.00x	3.50%	2.50%	0.50%

The Incremental Revolving Commitment will have the same terms and conditions as the Class A Revolving Commitment (as defined in the Credit Agreement), including the following:

(a)    The Borrower may select interest periods of one, two, three or six months (and, if agreed to by the Incremental Administrative Agent, such other period that is requested by the Borrower and determined by the Incremental Administrative Agent to be available in the eurodollar market) for Eurodollar Rate Loans.

(b) Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

(c)    Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

(d) Provisions for such matters as Lender replacement, defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

Maturity:	December 17, 2015.

Scheduled Amortization:	None.

Mandatory Prepayments:	Mandatory prepayments of Incremental Revolving Loans shall be required, and shall be applied, in the manner currently provided for with respect to the Class A Revolving Loans in the Credit Agreement.

The Borrower will be required to give a notice of termination of Class A Revolving Commitments in an amount equal to the Incremental Revolving Commitment substantially concurrently with the consummation of the Refinancing, with such commitment reduction effective five business days thereafter.

Annex I-2

Security:	As part of the Obligations under and as defined in the Credit Agreement, the Incremental Revolving Commitment and the guaranties thereof as described above shall be secured by the existing and future Collateral (as defined in the Credit Agreement) securing the Obligations under the Credit Agreement.

Conditions Precedent to Closing:	Those specified in the Credit Agreement and those specified in clauses (i), (viii)(A) and (xi) of Annex III to the Commitment Letter.

Representations and Warranties:	Identical to those contained in the Credit Agreement.

Covenants:	Affirmative Covenants, Negative Covenants and Financial Covenants identical to those contained in the Credit Agreement.

Events of Default:	Those contained in the Credit Agreement.

Assignments and Participations:	Those contained in the Credit Agreement.

Governing Law:	Nevada.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence and syndication of the Incremental Revolving Commitment, including, without limitation, the legal fees and expenses of the Incremental Administrative Agent’s counsel, regardless of whether the Incremental Revolving Commitment is closed. From and after the closing with respect to the Incremental Revolving Commitment, the provisions of the Credit Agreement with respect to expenses shall apply to the Incremental Revolving Commitment.

Counsel to the Incremental Administrative Agent:	Mayer Brown LLP.

Miscellaneous:	Each of the parties shall waive its right to a trial by jury as provided in the Credit Agreement.

Annex I-3

ANNEX I-A

SUMMARY OF TERMS AND CONDITIONS

INCREMENTAL TERM LOAN COMMITMENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-A is attached.

Borrower:	Boyd Gaming Corporation (the “Borrower”).

Guarantors:	As part of the Credit Agreement, the Incremental Term Loan Commitment (as defined below) shall be guaranteed by each existing and future Guarantor under and as defined in the Credit Agreement.

Administrative Agent:	Bank of America, N.A. will act as sole and exclusive administrative agent (the “Incremental Administrative Agent”).

Documentation Agent:	JPMorgan Chase Bank, N.A. will act as sole and exclusive documentation agent (the “Documentation Agent”).

Syndication Agent:	Bank of America, N.A. will act as sole and exclusive syndication agent (the “Syndication Agent”).

Joint Arrangers and Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc. (“DBSI”) and J.P. Morgan Securities LLC (“JPMS”) will act as joint lead arrangers and joint bookrunning managers for the Incremental Term Loan Commitment (in such capacity, the “Incremental Lead Arrangers”).

Incremental Lenders:	Bank of America, N.A., Deutsche Bank Trust Company Americas (“DBTCA”) and JPMorgan Chase Bank, N.A. and other banks, financial institutions and institutional lenders selected by the Incremental Lead Arrangers and reasonably acceptable to the Borrower.

Incremental Term Loan Commitment:	A term loan credit commitment, together with any revolving loan commitments, in an aggregate principal amount up to $150.0 million, to be made available to the Borrower pursuant to Section 2.14 of the Credit Agreement (such term loan credit commitment, the “Incremental Term Loan Commitment”).

Purpose:	The proceeds of the loans made pursuant to the Incremental Term Loan Commitment (the “Incremental Term Loans”) shall be used solely (together with the proceeds of borrowings under the Incremental Revolving Commitment and existing unfunded revolving commitments under the Credit Agreement) to (i) finance the Investment and (ii) pay fees and expenses incurred in connection with the Incremental Term Loan Commitment, Incremental Revolving Commitment and the Acquisition.

Annex I-1

Interest Rates:	The interest rates per annum applicable to the Incremental Term Loan Commitment will be:

Level	Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	≤ 4.50x	2.50%	1.50%
II	4.50x < x ≤ 5.00x	2.75%	1.75%
III	5.00x < x ≤ 5.50x	3.00%	2.00%
IV	5.50x < x ≤ 6.00x	3.25%	2.25%
V	> 6.00x	3.50%	2.50%

The Incremental Term Loan Commitment will have the same terms and conditions as the Initial Term Loans (as defined in the Credit Agreement), including the following:

(a)    The Borrower may select interest periods of one, two, three or six months (and, if agreed to by the Incremental Administrative Agent, such other period that is requested by the Borrower and determined by the Incremental Administrative Agent to be available in the eurodollar market) for Eurodollar Rate Loans.

(b) Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

(c)    Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

(d) Provisions for such matters as Lender replacement, defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

Maturity:	December 17, 2015.

Scheduled Amortization:	Same as the Initial Term Loans.

Mandatory Prepayments:	Mandatory prepayments of Incremental Term Loans shall be required, and shall be applied, in the manner currently provided for with respect to the Initial Term Loans in the Credit Agreement.

Security:	As part of the Obligations under and as defined in the Credit Agreement, the Incremental Term Loan Commitment and the guaranties thereof as described above shall be secured by the existing and future Collateral (as defined in the Credit Agreement) securing the Obligations under the Credit Agreement.

Annex I-2

Conditions Precedent to Closing:	Those specified in the Credit Agreement and those specified in clauses (i), (viii)(A) and (xi) of Annex III to the Commitment Letter.

Representations and Warranties:	Identical to those contained in the Credit Agreement.

Covenants:	Affirmative Covenants, Negative Covenants and Financial Covenants identical to those contained in the Credit Agreement.

Events of Default:	Those contained in the Credit Agreement.

Assignments and Participations:	Those contained in the Credit Agreement.

Governing Law:	Nevada.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence and syndication of the Incremental Term Loan Commitment, including, without limitation, the legal fees and expenses of the Incremental Administrative Agent’s counsel, regardless of whether the Incremental Term Loan Commitment is closed. From and after the closing with respect to the Incremental Term Loan Commitment, the provisions of the Credit Agreement with respect to expenses shall apply to the Incremental Term Loan Commitment.

Counsel to the Incremental Administrative Agent:	Mayer Brown LLP.

Miscellaneous:	Each of the parties shall waive its right to a trial by jury as provided in the Credit Agreement.

Annex I-3

ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

REFINANCING FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Boyd Gaming Corporation (the “Borrower”).

Guarantors:	The same existing and future subsidiaries that guarantee the Credit Agreement and the Borrower’s outstanding 9-1/8% Senior Notes due 2018.

Administrative Agent:	Bank of America, N.A. (the “Refinancing Administrative Agent”).

Joint Arrangers and Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc. (“DBSI”) and J.P. Morgan Securities LLC (“JPMS”) will act as joint lead arrangers and joint bookrunning managers for the Refinancing Loans (in such capacity, the “Refinancing Lead Arrangers”).

Lenders:	Bank of America, N.A. or an affiliate thereof (“Bank of America”), Deutsche Bank AG Cayman Islands Branch or an affiliate thereof (“DBCI”) and JPMorgan Chase Bank, N.A. or an affiliate thereof (“JPMCB” and, together with Bank of America and DBCI, the “Initial Refinancing Lenders”) and other financial institutions and institutional lenders selected by the Refinancing Lead Arrangers and reasonably acceptable to the Borrower (the “Refinancing Lenders”).

Refinancing Loans:	$300.0 million in senior unsecured loans (the “Refinancing Loans”), less the aggregate gross proceeds of Refinancing Notes or any other debt or disqualified equity securities of the Borrower (collectively, “Refinancing Permanent Securities”) issued on or prior to the funding date. The Refinancing Loans will be available to the Borrower in one drawing.

Ranking:	The Refinancing Loans will be the Borrower’s senior unsecured obligations and will rank pari passu with all of the Borrower’s existing and future senior unsecured indebtedness and senior in right of payment to any of the Borrower’s existing and future subordinated indebtedness. The guarantees will be each of the Guarantor’s senior unsecured obligations and will rank pari passu with each of the Guarantor’s existing and future senior unsecured indebtedness and senior in right of payment to any of the Guarantors’ existing and future subordinated indebtedness.

Security:	None.

Annex II-A-1

Purpose:	The proceeds of the Refinancing Loans shall be used (i) to finance the Refinancing (including the repayment on a pro rata basis of the outstanding balance of the Incremental Revolving Loans and the other Class A Revolving Loans) and (ii) to pay fees and expenses incurred in connection with the Refinancing.

Interest:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall initially be 700 basis points and will increase by an additional 50 basis points at the end of each three-month period after the funding date for as long as the Refinancing Loans are outstanding; provided that the interest rate shall not exceed the Refinancing Total Cap (as defined in the Fee Letter).

“LIBOR” shall be deemed to be not less than 1.50% per annum.

During the continuance of a payment default, interest will accrue on the principal of the Refinancing Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Refinancing Loans.

Following the First Anniversary (as defined below), interest on the Refinancing Loans will accrue at a per annum rate equal to the Refinancing Total Cap, and will be payable quarterly in arrears.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Fees:	Unless on or before the first anniversary of the funding date (the “First Anniversary”) the Refinancing Loans have been repaid in full, the Borrower shall pay to the Refinancing Lenders the fees required to be paid on such date as specified in the Fee Letter.

Maturity:	Eight years after the funding date (the “Refinancing Maturity Date”).

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments of LIBOR loans, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Amortization:	None.

Optional Prepayments:	The Refinancing Loans may be prepaid in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Annex II-A-2

Mandatory Prepayments:	The Borrower shall prepay the Refinancing Loans without premium or penalty and offer to purchase Refinancing Exchange Notes at the premium for optional redemptions set forth in Annex II-B (on a pro rata basis) together with accrued interest to the prepayment or purchase date, with (a) all net cash proceeds from sales of property and assets of the Borrower or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Borrower but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed in the Credit Documentation), subject to reinvestment rights to be agreed, (b) all net cash proceeds from the issuance or incurrence after the Refinancing Closing Date of additional debt of the Borrower or any of its Restricted Subsidiaries other than certain debt permitted under the Credit Documentation, and (c) all net cash proceeds from any issuance of equity interests by, or equity contribution to, the Borrower, and subject to other exceptions to be agreed. The Borrower’s obligation to prepay the Refinancing Loans and to purchase Refinancing Exchange Notes shall be deemed to be satisfied with respect to clause (a) above on a dollar-for-dollar basis to the extent such amount is applied to repay the Obligations (as defined in the Credit Agreement) under the Credit Agreement; provided that any such prepayment of Revolving Loans under and as defined in the Credit Agreement shall require a corresponding reduction of Revolving Commitments.

Change of Control:	In the event of a Change of Control (as defined in the Credit Agreement), each Refinancing Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Refinancing Loans at a premium equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Exchange into Refinancing Exchange Notes:	Each Refinancing Lender that is (or will immediately transfer its Refinancing Exchange Notes to) an Eligible Holder (as defined in Annex II-B) will have the right, at any time on or after the First Anniversary, to exchange Refinancing Loans held by it for senior unsecured exchange notes of the Borrower having the terms set forth in Annex II-B (the “Refinancing Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Refinancing Loans for Refinancing Exchange Notes unless at least $50.0 million of Refinancing Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, or at any time prior thereto if requested by the Refinancing Lenders, the Borrower shall (i) deliver to the Refinancing Lender that is receiving Refinancing Exchange Notes, and to such other Refinancing Lenders as the Initial Refinancing Lenders request, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Refinancing Exchange Notes or Refinancing Loans by such Refinancing Lenders, in such form and substance as reasonably acceptable to the Borrower and the Initial Refinancing Lenders, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions)

Annex II-A-3

and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by the Initial Refinancing Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Refinancing Lenders and such certificates as the Initial Refinancing Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Refinancing Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Refinancing Lenders in connection with issuances or resales of Refinancing Exchange Notes or Refinancing Loans, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Refinancing Exchange Notes or Refinancing Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Conditions Precedent:	Usual and customary for a transaction of this type, and others deemed appropriate by the Refinancing Lead Arrangers, including (without limitation) (i) the conditions specified in Annex III to the Commitment Letter, (ii) all of the representations and warranties in the Credit Documentation shall be true and correct as of the date of such extension of credit (subject to a materiality qualification); and (iii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Covenants:	Negative covenants similar to those in Boyd’s 9-1/8% senior notes due 2018 (the “Boyd Notes”) and affirmative covenants similar to those in the Credit Agreement with such modifications as determined by the Refinancing Lead Arrangers to reflect prevailing market conditions and other circumstances; provided that prior to the First Anniversary, the limitation on restricted payments and the limitation on debt will be more restrictive than the covenants in the Boyd Notes. In addition the Borrower will be required to comply with the Commitment Letter, the Fee Letter and the Engagement Letter, and to use reasonable commercial efforts to refinance the Refinancing Loans as promptly as practicable following the funding thereof.

From and after the First Anniversary, the covenants applicable to the Refinancing Loans will conform to those applicable to the Refinancing Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Refinancing Loans and others to be agreed.

Representations and Warranties, Events of Default, Waivers and Consents:	Usual and customary for a transaction of this type, and others deemed appropriate by the Refinancing Lead Arrangers.

Annex II-A-4

Assignments and Participations:	Each Refinancing Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Refinancing Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that no such approval shall be required in connection with assignments to other Refinancing Lenders or any of their affiliates. Each Refinancing Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Refinancing Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Refinancing Administrative Agent in its sole discretion.

If the Initial Refinancing Lender makes an assignment of Refinancing Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Refinancing Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Initial Refinancing Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Refinancing Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Refinancing Lender assigned such Refinancing Loans but in any event may not be greater than par) at which the holder of such Refinancing Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay the Initial Refinancing Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Refinancing Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Indemnification:	The Borrower will indemnify and hold harmless the Refinancing Administrative Agent, the Refinancing Lead Arrangers, each Refinancing Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Refinancing Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Refinancing Facility to close.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence and syndication of the Refinancing Facility, including, without limitation, the legal fees and expenses of the Refinancing Administrative Agent’s counsel, regardless of whether the Refinancing Facility is closed.

Annex II-A-5

Counsel to Refinancing Lead Arrangers:	Cahill Gordon & Reindel LLP

Annex II-A-6

ANNEX II-B

SUMMARY OF TERMS AND CONDITIONS

REFINANCING EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Issuer:	Boyd Gaming Corporation.

Guarantors:	Same as the Refinancing Loans.

Unsecured Exchange Notes:	The Borrower will issue the Refinancing Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Refinancing Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Refinancing Exchange Notes. The Refinancing Indenture will be in substantially the form attached as an exhibit to the Credit Documentation for the Refinancing Facility. The Refinancing Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Refinancing Exchange Notes shall have the same terms as the Refinancing Loans.

Ranking:	Same as the Refinancing Loans.

Security:	None.

Interest Rate:	Interest shall be payable semi-annually in arrears at a per annum rate equal to the Refinancing Total Cap.

During the continuance of a payment default, interest will accrue on the principal of the Refinancing Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Refinancing Exchange Notes, and will be payable on demand.

Maturity:	Same as the Refinancing Loans.

Amortization:	None.

Optional Redemption:	Until the fourth anniversary of the Refinancing Closing Date, the Refinancing Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Refinancing Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Refinancing Exchange Notes, declining ratably to par on the date which is one year prior to the Refinancing Maturity Date.

Annex II-B-1

In addition, Refinancing Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Refinancing Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Refinancing Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Refinancing Exchange Notes originally issued shall remain outstanding.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Refinancing Exchange Notes upon a Change of Control (as defined in the Boyd Notes) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Right to Transfer Refinancing Exchange Notes:	Each holder of Refinancing Exchange Notes shall have the right to transfer its Refinancing Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Refinancing Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Refinancing Exchange Notes, such Refinancing Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Refinancing Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Refinancing Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Refinancing Exchange Notes for its own account and that it is not acquiring such Refinancing Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	The Issuer will be required to:

•        within 60 days after the First Anniversary, use commercially reasonable efforts to file a registration statement for an offer to exchange the Refinancing Exchange Notes for publicly registered notes with identical terms;

• use its commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 120 days after the First Anniversary;

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• use its commercially reasonable efforts to complete the exchange offer within 150 days after the First Anniversary; and

•        file and use its commercially reasonable efforts to file a shelf registration statement for the resale of the Refinancing Exchange Notes if it cannot complete an exchange offer by such 150th day and in certain other circumstances, and keep such shelf registration statement effective, with respect to resales of the Refinancing Exchange Notes, for as long as it is required by the holders of the Refinancing Exchange Notes to resell the Refinancing Exchange Notes.

Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Refinancing Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Refinancing Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Refinancing Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Refinancing Loans.

Annex II-B-3

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

(REFINANCING FACILITY)

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the Refinancing Loans under the Refinancing Facility will be subject to the following conditions precedent:

(i) The Refinancing Lead Arrangers shall be satisfied with the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”) (it being understood that the Commitment Parties, the Initial Refinancing Lenders and the Refinancing Lead Arrangers hereby acknowledge that they are satisfied with the Acquisition Agreement, dated as of May 16, 2012, and all exhibits, schedules, annexes, attachments and exhibits thereto (including, but not limited to, the terms of the HoldCo Note (as defined in the Acquisition Agreement)) which have been delivered to them at 12:43 p.m. on May 16, 2012); and the Acquisition Agreement and such other agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to that would be materially adverse to the Initial Refinancing Lenders (in their capacity as such) without the prior written consent of the Refinancing Lead Arrangers (it being understood and agreed that any reduction in the purchase price by 10% or more (except as contemplated in the Acquisition Agreement on the date hereof) shall be deemed materially adverse to the Lenders and further that any such reduction in the purchase price shall reduce, on a dollar-for-dollar basis, the Target Company Financing as allocated at the option of Lead Arrangers).

(ii) There has been no Company Material Adverse Effect (as defined in the Acquisition Agreement) since the date of this Commitment Letter.

(iii) The Initial Refinancing Lenders shall have received reasonably satisfactory opinions of counsel to Boyd and the Guarantors under the Refinancing Facility (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Refinancing Facility) and of appropriate local counsel and such corporate resolutions, certificates and other closing documents as such Lenders shall reasonably require.

(iii) Boyd shall be in compliance with the insurance requirements set forth in the Credit Agreement.

(iv) The Refinancing Lead Arrangers shall have received: (A) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the 2012 fiscal year, an unaudited balance sheet and related statements of operations and cash flows of Boyd for such fiscal quarter and for the elapsed period of the 2012 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (B) pro forma balance sheet and related statements of operations of Boyd for fiscal year 2011 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of

Annex III-1

which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder. Notwithstanding the foregoing, the Refinancing Lead Arrangers will be deemed to have received any Quarterly Financial Statements filed or furnished with the SEC via the EDGAR filing system if such financial statements are publicly available.

(v) The Refinancing Lead Arrangers and the Initial Refinancing Lenders shall have received: (A) forecasts prepared by management of Boyd and its subsidiaries, each in form reasonably satisfactory to the Refinancing Lead Arrangers and the Initial Refinancing Lenders, of balance sheets, income statements and cash flow statements for each quarter for the first two years following the Refinancing Closing Date, and for each year commencing with the first fiscal year following the Refinancing Closing Date for the term of the Refinancing Facility; and (B) evidence reasonably satisfactory to the Refinancing Lead Arrangers that the pro forma financial statements delivered pursuant to paragraph (iv) above and the forecasts delivered pursuant to clause (A) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed by Boyd to be reasonable at the time, and the chief financial officer of Boyd shall have provided the Initial Refinancing Lenders a written certification to that effect.

(vi) The Refinancing Closing Date shall not occur less than 20 days after the receipt of the applicable Ratings and delivery of the applicable Information Memorandum.

(vii) All fees then due to the Refinancing Administrative Agent, the Refinancing Lead Arrangers and the Initial Refinancing Lenders shall have been paid, and all expenses to be paid or reimbursed to the Refinancing Administrative Agent and the Refinancing Lead Arrangers that have been invoiced a reasonable period of time prior to the Refinancing Closing Date (and in any event, invoiced at least 3 business days prior to the Refinancing Closing Date (except as otherwise agreed by Boyd) shall have been paid, in each case, from the proceeds of the initial funding under the Refinancing Facility.

(viii) (A) To the extent the Refinancing Take-out Demand can be effected pursuant to this Commitment Letter and the Fee Letter or the Investment Banks (as defined below) otherwise advise that such Refinancing will occur on terms otherwise permitted, the Investment shall have occurred within 5 business days of a request by the Lead Arrangers but in no event shall such request be delivered earlier than May 23, 2012 nor shall the Investment be consummated later than June 15, 2012. (B) The Refinancing Administrative Agent shall have received evidence that the Investment in an amount not less than $200.0 million has been made in Acquisition Co.

(ix) After giving effect to the Transaction, Boyd and its subsidiaries (other than the Target Company and its subsidiaries) shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other indebtedness for borrowed money as set forth on Annex IV hereto (the “Debt”). The Refinancing Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness of such entities to be repaid on the Refinancing Closing Date.

(x) Boyd and each of the Guarantors under the Refinancing Facility shall have provided the documentation and other information to the Refinancing Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 10 business days prior to the Refinancing Closing Date.

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(xi) Upon notice from the Lead Arrangers, Boyd shall promptly seek all governmental and/or regulatory approvals (including approvals from all applicable gaming authorities) for the Refinancing on the terms and conditions contemplated by this Commitment Letter and the Fee Letter. Boyd shall have received all governmental and/or regulatory approvals necessary to consummate the Refinancing (including on the terms and conditions contemplated by this Commitment Letter and the Fee Letter).

(xii) The Lead Arrangers shall be satisfied that Boyd has used all commercially reasonable efforts to cause the Take-out Financing (as defined in the Fee Letter) to be issued and sold on or prior to the Refinancing Closing Date. Without limitation of the foregoing, one or more investment banks (the “Investment Banks”) reasonably satisfactory to the Lead Arrangers shall have received (i) a preliminary offering memoranda or preliminary private placement memoranda (“Offering Document”), which shall be in customary complete form or which, with respect to the description of notes and any other parts thereof for which the Investment Banks’ or their advisors’ cooperation or approval is required for them to be complete, Boyd shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Document shall contain information regarding Boyd of type and form customarily included in private placements under Rule 144A of the Securities Act and financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A of the Securities Act) and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of Boyd would be prepared to deliver upon completion of customary procedures in connection with the offering of the Notes and (b) the Investment Banks shall have been afforded a consecutive 15 business-day period ending on the day that is two business days prior to the Refinancing Closing Date to seek to offer and sell or privately place the Refinancing Notes with qualified purchasers thereof; provided that such 15 business-day period shall exclude the days from (x) August 20, 2012 through and including September 4, 2012 and (y) December 17, 2012 through and including December 31, 2012.

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ANNEX IV

DEBT

Boyd Bank credit facility

Boyd 9.125% senior notes due 2018

New Refinancing Facility and/or Notes

Boyd 6.75% senior subordinated notes due 2014

Boyd 7.125% senior subordinated notes due 2016

Holdco Note

Other long-term debt with a principal balance of less than $12 million related to aircraft

Annex IV-1

ANNEX A

CONDITIONS OF INVESTMENT

In the event that the Acquisition is terminated, the amounts on deposit in Acquisition Co. will be returned to Boyd, Boyd shall repay the full amount funded under the Incremental Commitment and the Class A Revolving Commitments shall be reduced by the amount of the Incremental Commitment.

Annex A-1